Exhibit 23.2
Consent of Independent Petroleum Engineers
     The firm of Miller and Lents, Ltd. hereby consents to the use of its name and to the reference to its report dated January 19, 2009 regarding Encore Energy Partners LP’s Proved Reserves and Future Net Revenues as of December 31, 2008, in Encore Energy Partners LP’s annual report for the year ended December 31, 2008 filed on Form 10-K with the Securities and Exchange Commission.

MILLER AND LENTS, LTD.
By:	/s/ Carl D. Richard
Carl D. Richard
Senior Vice President

Houston, Texas
February 24, 2009